Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-177799) pertaining to the 2011 Amended Incentive Plan, 2010 Stock Plan, and 2008 Stock Plan of Groupon, Inc.; (2) the Registration Statement (Form S-8 No. 333-181854) pertaining to the Groupon, Inc. 2012 Employee Stock Purchase Plan; (3) the Registration Statement (Form S-8 No. 333-193165) pertaining to the Groupon, Inc. 2011 Incentive Plan; and (4) the Registration Statement (Form S-8 No. 333-202061) pertaining to the Groupon, Inc. 2011 Incentive Plan of our reports dated February 11, 2016, with respect to the consolidated financial statements and schedule of Groupon, Inc., and the effectiveness of internal control over financial reporting of Groupon, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Chicago, Illinois
February 11, 2016